UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 10, 2004

FiberNet Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-7841	52-2255974
(Commission File Number)	(IRS Employer Identification No.)

570 Lexington Avenue, 3rd Floor, New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(212) 405-6200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2004, we entered into a Stock Purchase Agreement (the “Con Ed Agreement”) with Consolidated Edison, Inc. (“Con Ed”) for the purchase by us of all of the issued and outstanding shares of Consolidated Edison Communications Holding Company, Inc., a wholly-owned subsidiary of Con Ed (“CEC”). CEC provides managed network services in the New York metropolitan area.

Subject to certain purchase price adjustments, the purchase price for the shares is $37,000,000. The Con Ed Agreement contains customary representations, warranties and covenants by each of the parties with respect to the consummation of the transaction. The closing of the transaction is subject to certain closing conditions, including the receipt of third party and governmental consents. In connection with the acquisition of CEC, FiberNet will furnish letters of credit in order to replace certain corporate guarantees that Con Ed has provided to various landlords and municipalities for the benefit of CEC.

In order to finance the acquisition of CEC described above, on December 10, 2004, we entered into a Securities Purchase Agreement (as amended on December 15, 2004, the “Investor Purchase Agreement”), with certain investors for the sale of up to $37,000,000 in shares of a newly issued series K convertible preferred stock (the “Series K Preferred”), and common stock warrants (the “Warrants”). Contemporaneously with the execution of the Investor Purchase Agreement, we amended 833,517 common stock warrants currently owned by the lead investor in the equity financing, SDS Capital Partners, LLC (“SDS”), to reduce the exercise price thereof from $3.60 to $0.01.

If stockholder approval is obtained to allow for the full conversion of the Series K Preferred and the exercise of the Warrants, then the Series K Preferred will be convertible into, and the Warrants will be exercisable for, fully paid and non-assessable shares of our common stock at a conversion price and exercise price of $1.00 per share of common stock. If stockholder approval is not obtained, the holders of the Series K Preferred will be allowed to convert such shares into an amount of shares of common stock that, when taken in the aggregate with shares of common stock issued upon exercise of the Warrants, does not exceed 19.99% of our outstanding common stock as of the closing date. Furthermore, at any time following 180 days after the date of the closing of the financing, subject to the satisfaction of certain conditions set forth in the certificate of designation, the holders of the Series K Preferred will be required to convert all of the then outstanding shares of Series K Preferred into common stock. The conversion price of the Series K Preferred is subject to adjustment in the event of: a stock split, stock dividend, combination, reclassification or other similar event; a consolidation, merger, sale or transfer of all or substantially all of our assets; a share exchange or distribution; or any issuance of securities that has a dilutive effect on the position of the holders of the Series K Preferred.

The terms of the Series K Preferred provide for the payment of dividends to the holders thereof. Dividends will be paid at a rate equal to (i) 4% per annum for the period commencing from the first anniversary of the closing date and ending on the third anniversary of the closing date and (ii) 8% per annum for the period commencing from and after the third anniversary of the closing date until the date the Series K Preferred is fully converted. In the event of a liquidation, dissolution or winding up, the Series K Preferred ranks senior to all of our outstanding equity securities. Subject to certain protective provisions contained in the certificate of designation, rights and preferences to be filed with the Secretary of State of the State of Delaware immediately prior to the issuance of the Series K Preferred, the holders of the Series K Preferred do not have voting rights. These protective provisions also prohibit us from taking certain actions prior to the issuance of the Series K Preferred.

In addition, if we do not receive approval from our stockholders to allow for the conversion of all of the Series K Preferred, then we may be required to redeem, through the payment of cash or the issuance of additional securities, depending on certain events, any outstanding Series K Preferred in exchange for 105% of the purchase price of such outstanding Series K Preferred, and if certain other events occur, such as the suspension from listing of our common stock on a national stock exchange or national market, then we must redeem, through the payment of cash or the issuance of additional securities (as determined by the occurrence of certain events), any outstanding Series K Preferred in exchange for 120% of the purchase price of such outstanding shares.

If a redemption event occurs and proper notice and procedure is followed, then the holders of the Series K Preferred may elect to exchange, as an alternative to their right to receive the cash redemption amount which may be owed them, all of the then outstanding shares of Series K Preferred held by them for an equal number of shares of a new series of preferred stock which shall have identical rights, preferences and privileges to that of the Series K Preferred, except that the conversion price of such preferred stock shall have a conversion price equal to the lesser of the average closing sales price of our common stock for the five trading days either immediately preceding the date that the redemption notice is first delivered or immediately following the public announcement, if any, of the redemption event.

Notwithstanding any rights the holders of the Series K Preferred have to receive a cash redemption amount, such amount shall not be paid in cash or other assets unless and until such time as our commitments and obligations under our existing credit facilities have been satisfied and paid in full. In the event such repayment has not occurred and cash redemption amounts are owed, the holder shall be paid, in lieu of such cash or assets, in additional shares of Series K Preferred or such new series of preferred stock (as discussed above) if the holder has previously made such election. Notwithstanding the foregoing, we shall not be required to issue in excess of a number equal to 30% of the originally issued Series K Preferred in connection with such payments, and in the event amounts are still due and owing once we issue up to the 30% maximum, then any remaining amounts owed shall be paid in shares of our common stock or such new series of preferred stock.

The holders of the Series K Preferred or other preferred stock that may be issued in the event of a redemption event as previously discussed, as applicable, pursuant to the terms of the Investor Purchase Agreement, have certain exchange rights for new securities we may offer. The exchange rights allow the holders to exchange the preferred stock into a security we may subsequently offer in any future financing. The exchange rights shall immediately terminate upon the earlier to occur of either the date (i) of completion of an offering of our common stock having a purchase price of at least $1.00 per share and resulting in gross proceeds of at least $20,000,000, or (ii) the first date that is at least 12 months after the issuance of the Series K Preferred that the closing sales price of our common stock has been at least $1.35 for 30 consecutive trading days.

In addition, the holders of the Series K Preferred also have participation rights that allow such holders the right to participate, subject to certain exceptions, with respect to the issuance of any equity or convertible debt on the same terms and conditions as we may offer to others participating in such issuance. The participation rights terminate upon the first anniversary of the issuance of the Series K Preferred.

Furthermore, SDS is entitled to certain rights to designate a new member to our Board of Directors and to designate an observer at our Board meetings.

In connection with the closing of the equity financing, we propose to issue the Warrants, which represent the right to purchase shares of our common stock equal to 30% of the shares of common stock underlying the Series K Preferred. The Warrants have a term of seven years and will have an exercise price equal to the conversion price per share of the Series K Preferred. Additionally, the exercise price and the number of shares of common stock issuable upon exercise of the Warrants may be adjusted in the event that we undertake certain corporate transactions. The warrants may not be exercised by the holders thereof until such time as we attempt to receive stockholder approval for the issuance of the shares of common stock underlying the Warrants.

If stockholder approval is not obtained at the Special Meeting of Stockholders, then the Warrants may be exercised into an amount of shares of common stock that, when taken in the aggregate with shares of common stock issued upon conversion of the Series K Preferred, does not exceed 19.99% of the outstanding common stock as of the date of their issuance.

In connection with the Investor Purchase Agreement, we entered into a Registration Rights Agreement with the investors, dated as of December 10, 2004, which requires us to file a registration statement with the Securities and Exchange Commission within 45 days after the closing with respect to the resale of the shares of common stock underlying the Series K Preferred and the shares of common stock underlying the Warrants, and to have such registration statement declared effective within 120 days following such closing. We could be subject to cash penalties if, among other things, we are late in meeting such deadlines or if our common stock was not listed for quotation on the Nasdaq SmallCap Market at any time after the 90th day following the closing.

In connection with the consummation of both the acquisition and equity financing described above, we entered into certain transactions with Deutsche Bank AG New York Branch, Wachovia Investors, Inc. and IBM Credit LLC, the lenders under our senior secured credit facility (the “Lenders”). We, together with our wholly-owned subsidiaries, FiberNet Operations, Inc. and Devnet L.L.C., executed with the Lenders a thirteenth amendment to the Amended and Restated Credit Agreement, dated as of February 9, 2001, as amended, pursuant to which, among other things, the Lenders consented to the above-referenced transactions.

Burnham Hill Partners, a division of Pali Capital, Inc., acted as financial advisor to FiberNet in connection with the transaction discussed above.

The closings of the acquisition and the equity financing will occur simultaneously and we anticipate that such closings will occur during the first six months of 2005.

Item 9.01 Financial Statements and Exhibits

The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release dated December 13, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIBERNET TELECOM GROUP, INC.

By:	/s/ Jon A. DeLuca
Name:	Jon A. DeLuca
Title:	Senior Vice President—Finance and
Chief Financial Officer

Date: December 16, 2004